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                                                                    Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS
APPLIED SCIENCE AND TECHNOLOGY, INC. AND SUBSIDIARIES:

We consent to the incorporation by reference in the registration statements (No. 333-78069, 333-78071, 333-78073, 333-31224, 333-54486, 333-54488 and 333-54490)
on Form S-8 and No. 333-34450 on Form S-3 of MKS Instruments, Inc. of our report dated July 31, 2000, with respect to the consolidated balance sheet of Applied Science and Technology, Inc. and subsidiaries as of July 1, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended July 1, 2000, which appears in the December 31, 2001 annual report on Form 10-K of MKS Instruments, Inc.

/s/ KPMG LLP

Boston, Massachusetts
March 29, 2002